Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:	WILLIAM R. SCHLUETER - (203) 625-0770

SECURITY CAPITAL CORPORATION RECEIVES REVISED OFFER
FROM MAJORITY STOCKHOLDER TO ACQUIRE REMAINING
SHARES OF SECURITY CAPITAL

Greenwich, CT – August 16, 2004 – Security Capital Corporation (AMEX: SCC) (“Security Capital”) announced today that it has received a letter from Brian D. Fitzgerald, a representative of Security Capital’s majority stockholder, CP Acquisition, L.P. No. 1, making a revised offer at a price per share of $9.65.  This revised offer increases the price from the $9.50 per share offer previously announced on July 28, 2004.

There is no assurance that a definitive merger agreement between the parties will be executed, or if executed, that the proposed transaction will be consummated.

Security Capital also announced today that it is aware of the filing of an additional complaint styled Sara Gottlieb v. Brian D. Fitzgerald, A. George Gebauer, Samuel B. Fortenbaugh, III, John H.F. Haskell, Jr., Edward Kelley, Jr., M. Paul Kelly, Security Capital Corporation and CP Acquisition, L.P. No. 1.  The complaint was filed in the Court of Chancery of the State of Delaware by a purported stockholder of Security Capital, and alleges that a class should be certified and the plaintiff be named as representative of the putative class.  Among other things, the complaint alleges that the defendants have breached their fiduciary duties to the putative class, and that the consideration of $9.50 per share previously offered in connection with the proposed merger is unfair, inadequate and not the result of arm’s-length negotiations. The complaint seeks an injunction against the proposed merger or, if the merger is consummated, the rescission of the merger, as well as money damages, attorneys’ fees, expenses and other relief.  This complaint is in addition to two previously filed complaints announced on July 28, 2004, styled Paul Berger, on behalf of himself and all others similarly situated, v. Brian D. Fitzgerald, A. George Gebauer, Samuel B. Fortenbaugh, III, John H.F. Haskell, Jr., Edward Kelley, Jr., M. Paul Kelly, Security Capital Corporation and CP Acquisition, L.P. No. 1 and Milton Pfeiffer v. Brian D. Fitzgerald, A. George Gebauer, Samuel B. Fortenbaugh, III, John H.F. Haskell, Jr., Edward Kelley, Jr., M. Paul Kelly, Security Capital Corporation and CP Acquisition, L.P. No. 1, respectively.

Security Capital intends to vigorously defend these actions.

Security Capital Corporation operates three subsidiaries in three distinct business segments. Security Capital participates in the management of its subsidiaries while encouraging operating autonomy and preservation of entrepreneurial environments. The three business segments of Security Capital are employer cost containment and health services, educational services, and seasonal products.  The seasonal products segment is now considered a discontinued operation.

This statement contains “forward-looking” statements within the meaning of the “safe harbor” provision of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, as described in Security Capital’s periodic reports filed with the Securities and Exchange Commission.